UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2006

NEWPARK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-2960	72-1123385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3850 North Causeway, Suite 1770 Metairie, Louisiana	70002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (504) 838-8222

(Former name or former address, if changed since last report.)

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

          On May 4, 2006, Eric M. Wingerter, age 44, was appointed Acting Principal Financial Officer.  Mr. Wingerter joined Newpark in 1997, and has served the Company in various financial capacities.  He has been a Vice President and Corporate Controller (Principal Accounting Officer) of the Company since March 1999 and continues in those capacities.  Mr. Wingerter’s status as an executive officer has not been determined by the Company’s Board of Directors.

          Mr. Wingerter receives a base salary of $135,000 and, while acting as Principal Financial Officer will receive additional salary at the rate of $5,000 per month.  This additional salary is effective as of April 1, 2006.  As Vice President and Corporate Controller, he is eligible under Newpark’s executive incentive compensation plan to earn a cash bonus of between 30% and 60% of his annual base salary based on the satisfaction of performance criteria related to Newpark’s return on equity (weighted 25%), EBIT return on average assets (weighted 25%) and earnings per share (weighted 20%), and a discretionary component as recommended by the Compensation Committee (weighted 30%); he is also eligible to receive annual stock options and performance-based awards under the Stock Incentive Plan as determined in the discretion of the Compensation Committee.  For 2006, he has been awarded a performance restricted share award of 5,000 shares and as Vice President and Corporate Controller is eligible to receive options to purchase 10,000 shares on or after the 2006 annual shareholders meeting.  There are no family relationships among Mr. Wingerter and any director or executive officer of Newpark.

SIGNATURES

          Pursuant to the  requirements of the Securities  Exchange Act of 1934, the registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.

Dated: May 9, 2006	By:	/s/ Eric M. Wingerter

Eric M. Wingerter, V.P. and Corporate Controller and Acting Chief Financial Officer (Principal Financial Officer)